Exhibit 10.18

CONSULTING AGREEMENT

THIS AGREEMENT is made effective as of November 1, 2018, by and among TO Pharmaceuticals LLC, a Delaware limited liability company (the “Company” ), having a place of business at 77 Water Street, 8th Floor, Suite 821, New York, New York 10005, and Broom Street Associates, LLC, having a place of business at 902 N. Broom Street, Wilmington, DE 19806 (the “Consultant”).

RECITALS

WHEREAS, the Company is a pharmaceutical company engaged in the business of discovering, developing and commercializing drugs for the treatment of various diseases, disorders and medical conditions; and

WHEREAS, Consultant has knowledge and experience in the research, development regulatory approval and commercialization of pharmaceutical products; and

WHEREAS, the Company desires to engage Consultant for the purpose of obtaining the assistance and advice of Mitchell Glass, MD (“Glass”) and Consultant in connection with the development of the Company’s pharmaceutical products, including over-the-counter, including without limitation, development strategy, clinical development plans, study designs, protocols, CMC requirements and regulatory drug approvals.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises, covenants and conditions set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Engagement. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms, covenants and conditions set forth in this Agreement.

2.	Services to be Performed by Consultant. Consultant hereby agrees to provide to the Company product development services and advice for the Company’s products, as reasonably requested by the Company and agreed by the parties hereto, including: (i) providing general consultancy on all of the Company’s product development activities, including as it relates to both pharmaceutical and over-the-counter products, (ii) providing input and guidance in connection with all facets of the Company’s clinical development strategy and plans regarding such products, (iii) assisting the Company in the preparation, review and submission of development-related documents, including without limitation, as it relates to the intellectual property of the Company, Investigational New Drug Applications, New Drug Applications or documents of a similar nature, (iv) assisting in any fundraising discussions, and (v) providing other services as may be reasonably designated by the Company. Consultant shall, through its principal, Dr. Mitchell Glass, provide all services under this Agreement in a diligent, effective, trustworthy and professional manner. Dr. Glass, as a principal of the Consultant, agrees to devote significant time and effort to perform these services for the Company and to provide periodic updates on his performance of Services to the Company and as requested by the Company. The services described in this Section 2 and performed under this Agreement will hereinafter be referred to collectively as the “Services.”

3.	Status of Consultant. Consultant enters into this Agreement as an independent contractor and not as an employee or agent of the Company or any affiliate thereof, and shall remain so throughout the term of this Agreement. Consultant shall supply all materials and equipment required to perform the Services. Consultant shall be responsible for providing, at its own expense, disability and unemployment insurance, workers’ compensation, training, permits, and licenses for Consultant and acknowledges that it is not eligible to receive any insurance or other benefits available to employees of the Company. Consultant shall be responsible for and shall pay all taxes due to any federal, state or local governmental authority in respect of all amounts paid hereunder, and Consultant shall indemnify and hold harmless the Company for any failure to do so. Neither Consultant nor its members, managers, employees or otherwise, including Glass, shall have any authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

4.	No Partnership or Agency Relationship. This Agreement does not constitute and will not be construed as creating an agency or constituting a partnership or joint venture between the Company and Consultant or any other form of legal association which would impose liability upon one party for the act or failure to act of the other party. Neither the Company nor Consultant or its employees or otherwise will have any right to obligate or bind each other in any manner whatsoever.

5.	Representations, Warranties and Covenants. Dr. Glass, a principal of the Consultant, and the Consultant, hereby represent, warrant and covenant to the Company that (i) it has the power and authority to enter into this Agreement and shall comply with all relevant federal, state, local and non-U.S. laws in connection with the performance of the Services, (ii) Glass has the capacity to enter into this Agreement, and (iii) entering into this Agreement, and the obligations and duties undertaken by Consultant and Glass hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Consultant and/or Glass is a party.

6.	Company Representation. The Company represents and warrants to the Consultant that it has the power and authority to enter into this Agreement.

7.	Compensation for Services. The Company will pay to Consultant such compensation in connection with the Services rendered by Consultant to or for the Company during the term of this Agreement as described below in this Section 7 (the “Compensation”). In addition, Consultant will be reimbursed for all reasonable and customary direct travel and other out-of-pocket expenses incurred in connection with the Services performed by Consultant (the “Expenses”); provided, that any expenses in excess of $300 will be submitted to the Company in advance for approval. All Expenses will be properly documented and billed at cost and without mark-up. The Company agrees to reimburse Consultant for Expenses within 30 days of its receipt of properly documented requests for reimbursement.

7.1	The Consultant’s Compensation will be computed based on a fee of $10,000 per month for the performance of Services, payable in arrears at a rate of $5,000 in cash and $5,000 in equity of the Company. Consultant will invoice the Company monthly. The equity will be deferred and calculated based on a formula to be provided by the Company.

7.2	Deferred Compensation will be paid contingent upon the Company successfully closing one or more external financing transactions with aggregate gross proceeds of not less than $3,000,000.

7.3	Consultant acknowledges and agrees that (i) the Compensation set forth in this Section 7 will be the sole compensation for the performance of Services by Consultant, and (ii) the Company will have no obligation whatsoever to pay Consultant any other compensation or reimburse Consultant for any Expenses not expressly set forth in this Section 7.

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8.	Term. This Agreement will become effective on the date first stated above (the “Effective Date”) and, unless sooner terminated as provided herein, will continue in full force and effect for a period of six (6) months.

9.	Termination. Either the Company or Consultant may terminate this Agreement upon thirty (30) days written notice to the other party. This Agreement will terminate automatically on the occurrence of any of the following events: bankruptcy, dissolution or insolvency of the Company or Consultant. Upon termination of the Agreement for any reason, Consultant will use reasonable commercial efforts to transition activities to the Company and will be compensated for any reasonable unreimbursed Expenses and for Services performed up to the date of termination of this Agreement.

10.	Post-Termination Rights and Obligations. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereto will terminate, except the Company’s obligations under Section 7 (Compensation for Services) and the parties’ respective rights and obligations under Section 11 (Intellectual Property), Section 12 (Confidential Information) and Section 13 (Indemnification), all of which will survive termination of this Agreement.

11.	Intellectual Property. Consultant acknowledges and agrees that the Company possesses, and will continue to possess, information that has been created, discovered or developed by the Company, or has otherwise become known to the Company, and/or in which property rights are owned, assigned to or otherwise controlled by the Company (“Background Information”). Consultant will promptly disclose to the Company all intellectual property, including, but not limited to, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, including any formulae, processes, techniques, know-how, data, patents or applications for patents, or trade secrets conceived, developed, created, reduced to practice, made or learned by Consultant, its employees or otherwise, whether individually or in conjunction with others, resulting from performance of the Services (“Intellectual Property”). Consultant agrees that all Background Information and any and all Intellectual Property conceived, developed or created by Consultant, its employees or otherwise, including Glass, or the Company during the term of this Agreement in connection with the Services shall be the sole property of the Company, and that Consultant hereby assigns, and shall cause the assignment of by its employees or otherwise, all of its or his right, title and interest to any Background Information and Intellectual Property to the Company. Consultant further agrees that Consultant will, and shall cause any applicable employees or otherwise, including Glass, to, execute such instruments and perform such acts as may reasonably be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Background Information and Intellectual Property. To the extent any moral rights or other Intellectual Property rights are not legally transferable to the Company, each of Consultant and Glass hereby waives and agrees to never assert any such rights against the Company or any of its affiliates, even after termination of this Agreement, including but not limited to claims for copyright or trademark infringement, infringement of moral rights within the law.

12.	Confidential Information. Consultant will, and shall cause its employees or otherwise to, comply with the terms of the Confidentiality and Non-Use Agreement executed by the parties effective November 1, 2018, as it may be amended (the “NDA”).

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13.	Indemnification.

12.1.	Indemnification by Company. The Company agrees to and does hereby indemnify, save and hold Consultant harmless from and against any and all liability, loss, damage, claim, lawsuit, judgment, cost, or expenses (including reasonable attorneys’ fees), resulting from, arising out of or related to any material breach of this Agreement by the Company.

12.2.	Indemnification by Consultant and Glass. Each of Consultant and Glass agrees to and does hereby indemnify, save and hold the Company harmless from and against any and all liability, loss, damage, claim, lawsuit, judgment, cost, or expenses (including reasonable attorneys’ fees), resulting from, arising out of or related to the performance of the Services by Consultant or its employees otherwise, including Glass, or any material breach of this Agreement by Consultant or its employees otherwise, including Glass, unless if caused by illegal activity by Company except if arising or derived from or related to any violation of the Controlled Substances Act (as amended) relating to the cultivation, processing, distribution, sale or possession of cannabis or cannabis-related products.

14.	Tax Consequences. Consultant agrees to obtain the advice of independent tax counsel (or has determined not to obtain such advice, having had adequate opportunity to do so) regarding the federal and state income tax consequences of the receipt of payments under this Agreement. Consultant acknowledges that it has not relied and will not rely upon any advice or representation by the Company or by its employees or representatives with respect to the tax treatment of the payments under this Agreement.

15.	Arbitration. Except as otherwise set forth herein, all claims and disputes between or among the parties hereto relating in any way to this Agreement or its performance, interpretation, validity or breach, or to any other rights, duties or obligations between the Company and Consultant, whether or not arising under this Agreement, will be settled by final and binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Demand for arbitration will be made within six (6) months after the dispute in question has arisen or be forever barred. Arbitration will be in New York, New York, before a single neutral arbitrator from the Association’s panel. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party will bear its own costs and attorneys’ fees and one-half of the cost of arbitration, regardless of which party is determined to be the prevailing party. Notwithstanding the foregoing, with respect to any obligations pursuant to Section 12 hereof, any party hereto may apply to the New York State Supreme Court located in New York County for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the agreement to submit a dispute to binding arbitration pursuant to this provision.

16.	Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed to have been given upon delivery if delivered by hand, via email (the receipt of which is electronically confirmed) or overnight mail express, or three (3) days after such notice is deposited in the U.S. mail, certified mail, return receipt requested, postage prepaid:

If to the Company, then to Seth Yakatan, CEO, at the address set forth above.

If to Consultant then to Mitchell Glass, MD, at the address set forth above.

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17.	Assignment. Consultant may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Company. Any attempted assignment or delegation without such consent is void and without effect.

18.	Waiver. The waiver by a party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

19.	Amendment. This Agreement may not be modified except by written instrument signed by all parties hereto.

20.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

21.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns.

22.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto.

23.	Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with, and will be governed by, the laws of the State of New York.

24.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the date first above written.

TO PHARMACEUTICALS LLC	BROOM STREET ASSOCIATES, LLC

By:	/s/ Seth Yakatan	By:	/s/ Mitchell Glass
	SETH YAKATAN		MITCHELL GLASS, MD
	CHIEF EXECUTIVE OFFICER		Principal

ACKNOWLEDGED AND AGREED TO WITH RESPECT TO THE FOREGOING OBLIGATIONS:
/s/ Mitchell Glass
MITCHELL GLASS, MD

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